EXHIBIT 99


FOR IMMEDIATE RELEASE:                            DECEMBER 16, 1998


         Richmond, VA: Heilig-Meyers Company (NYSE:HMY) today reported consolidated results for the third quarter ended November 30, 1998. Net earnings were $6.3 million or $0.10 per share, compared to a net loss of $49.1 million or $0.87 per share in the prior year quarter. Total revenues for the quarter increased 7.3% to $728.2 million compared to $678.5 million for the quarter ended November 30, 1997. For the three-month period, comparable store sales increased 2.4%.

         For the nine months ended November 30, 1998, net earnings were $25.2 million compared to a net loss of $26.1 million in the prior year. Earnings per share were $0.42 compared to a net loss of $0.47 per share for the nine months ended November 30, 1997. Total revenues for the nine months rose to $2.1 billion from $1.8 billion in the prior year while comparable store sales increased 2.7%.

         William C. DeRusha, Chairman and Chief Executive Officer commented that financial results for the third quarter were impacted by lower than expected sales and the underperformance in the Company's Rhodes division. Mr. DeRusha added that in conjunction with evaluating strategic alternatives, management expects to amend Rhodes' merchandising and advertising strategy while aggressively lowering operating expenses during the fourth quarter. The Company also announced that George A. "Buck" Thornton III, Executive Vice President, Rhodes, will be retiring and that Pat Stern, Executive Vice President, will assume management responsibilities of the Rhodes division. "Pat has extensive experience in major market furniture retailing and has demonstrated his ability in other divisions of the Company to rapidly improve operating performance," said Mr. DeRusha.

         The Company also announced that Joseph R. Jenkins, Executive Vice President has decided to retire effective December 31, 1998. Mr. Jenkins joined the Company in 1988 as Chief Financial Officer, a position he held until July 1997. During his tenure with the Company, Mr. Jenkins had also been responsible for the Company's support operations, the oversight of the Berrios stores in Puerto Rico and most recently the oversight of the Mattress Discounters division.

         Also announced was the promotion of Roy B. Goodman from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer. Mr. Goodman will assume certain responsibilities associated with the Company's support operations, which were formerly reporting to Mr. Jenkins.

         The Company reported that today its Board of Directors declared a quarterly dividend of seven cents per share. This dividend is payable February 13, 1999 to shareholders of record January 13, 1999.

         Heilig-Meyers Company is the Nation's largest retailer of furniture, bedding and related items. As of November 30, 1998, the Company operated 1,242 stores: 814 as Heilig-Meyers, 230 as Mattress Discounters, 95 as Rhodes, 71 as The RoomStore and 32 in Puerto Rico as Berrios.

                                                   HEILIG-MEYERS COMPANY
                                            CONSOLIDATED STATEMENTS OF EARNINGS
                                       (Amounts in thousands except per share data )

                                                        Three Months Ended                      Nine Months Ended
                                                           November 30,                           November 30,
                                                 ---------------------------------      ----------------------------------

                                                       1998               1997               1998                1997
                                                       ----               ----               ----                ----
Revenues:
       Sales                                     $     654,694      $     602,004       $   1,844,849       $   1,606,205
       Other income                                     73,515             76,464             227,306             228,799
                                                 --------------     --------------      --------------      --------------
            Total revenues                             728,209            678,468           2,072,155           1,835,004
                                                 --------------     --------------      --------------      --------------

Costs and expenses:
       Costs of sales                                  434,997            399,208           1,234,260           1,063,151
       Selling, general and administrative             233,550            233,566             664,781             613,367
       Interest                                         19,121             16,494              57,247              48,023
       Provision for doubtful accounts                  30,645            104,667              76,338             149,528
                                                 --------------     --------------      --------------      --------------
            Total costs and expenses                   718,313            753,935           2,032,626           1,874,069
                                                 --------------     --------------      --------------      --------------

Earnings before provision for income taxes               9,896            (75,467)             39,529             (39,065)

Provision for income taxes                               3,622            (26,345)             14,303             (12,983)
                                                 --------------     --------------      --------------      --------------

Net earnings                                     $       6,274      $     (49,122)      $      25,226       $     (26,082)
                                                 ==============     ==============      ==============      ==============

Net earnings per share of common stock:
       Basic                                     $        0.11      $       (0.87)      $        0.43       $       (0.47)
                                                 ==============     ==============      ==============      ==============

       Diluted                                   $        0.10      $       (0.87)      $        0.42       $       (0.47)
                                                 ==============     ==============      ==============      ==============



Weighted average shares:
       Basic                                            59,641             56,786              59,175              55,730
                                                 ==============     ==============      ==============      ==============
       Diluted                                          60,453             56,786              59,897              55,730
                                                 ==============     ==============      ==============      ==============


Cash dividends per share of common stock         $        0.07      $        0.07       $        0.21       $        0.21
                                                 ==============     ==============      ==============      ==============







                                                     HEILIG-MEYERS COMPANY
                                             CONSOLIDATED CONDENSED BALANCE SHEETS
                                                     (Amounts in thousands)
                                                                        November 30,                        February 28,
                                                                            1998                                1998
                                                                    ------------------                  ------------------

ASSETS

Current assets:
        Cash                                                        $          18,804                   $          48,779
        Accounts receivable, net                                              267,378                             392,765
        Retained interest in securitized
              receivables                                                     208,670                             182,158
        Inventories                                                           532,264                             542,868
        Other current assets                                                  150,737                             126,978
                                                                    ------------------                  ------------------
             Total current assets                                           1,177,853                           1,293,548
                                                                    ------------------                  ------------------

Property and equipment, net                                                   385,823                             398,151
Other assets                                                                   65,818                              55,321
Excess costs over net assets acquired, net                                    353,439                             350,493
                                                                    ------------------                  ------------------

                                                                    $       1,982,933                   $       2,097,513
                                                                    ==================                  ==================



LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Notes payable                                               $         175,000                   $         260,000
        Long-term debt due within one year                                    130,941                              22,365
        Accounts payable                                                      210,209                             203,048
        Accrued expenses                                                      179,442                             216,738
                                                                    ------------------                  ------------------
             Total current liabilities                                        695,592                             702,151
                                                                    ------------------                  ------------------

Long-term debt                                                                583,303                             715,271
Deferred income taxes                                                          69,834                              70,937
Total stockholders' equity                                                    634,204                             609,154
                                                                    ------------------                  ------------------

                                                                    $       1,982,933                   $       2,097,513
                                                                    ==================                  ==================
